UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Definitive Proxy Statement	☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
ZAPATA CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMENDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 9, 2009
SUPPLEMENT TO PROXY STATEMENT
OTHER MATTERS

ZAPATA CORPORATION
100 MERIDIAN CENTRE, SUITE 350
ROCHESTER, NEW YORK 14618
(585) 242-2000
AMENDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 9, 2009
To the Stockholders of Zapata Corporation:
     Notice is hereby given that the adjourned Annual Meeting of Stockholders (the “Annual Meeting”) of Zapata Corporation, a Nevada corporation (“Zapata” or the “Company”), will be held on July 9, 2009 at 10:00 a.m., local time, at The Del Monte Lodge, 41 North Main Street, Pittsford, New York  14534, for the following purposes:
     1. To elect three Class II directors;
     2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and
     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     The Annual Meeting, initially scheduled to be held on June 3, 2009, was adjourned and the new date of July 9, 2009 has been set by the Board of Directors.
     The Board of Directors of the Company has set the close of business on April 8, 2009 as the record date for the Annual Meeting. There is no change in record date for the adjourned meeting date and only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books of the Company will not be closed following the record date. A list of such stockholders will be available at the principal office of the Company for inspection at least ten (10) days prior to the adjourned Annual Meeting.
     A Supplement to the Proxy Statement accompanies this Amended Notice of Annual Meeting of Stockholders. Stockholders are encouraged to read the Proxy Statement previously furnished to stockholders and the Supplement in their entirety.

Avram A. Glazer
Chairman of the Board,
President and Chief Executive Officer
Rochester, New York
June 24, 2009

ZAPATA CORPORATION
100 MERIDIAN CENTRE, SUITE 350
ROCHESTER, NEW YORK 14618
(585) 242-2000
SUPPLEMENT TO PROXY STATEMENT
          This Supplement to Proxy Statement and the Amended Notice of Annual Meeting of Stockholders supplement and amend the Notice of Annual Meeting and accompanying Proxy Statement, each dated April 14, 2009, previously furnished to the stockholders of Zapata Corporation (“Zapata,” “we,” “our,” or the “Company”) in connection with the 2009 Annual Meeting of Stockholders. The Amended Notice of Annual Meeting and this Supplement are being furnished to our stockholders on or about June 26, 2009.
          This Supplement is being furnished to provide information regarding the adjourned meeting date and information about events that have occurred since the initial mailing of the Proxy Statement and Notice of Annual Meeting. This Supplement does not provide all of the information that is important to your decisions in voting at the 2009 Annual Meeting. Additional information is contained in the Proxy Statement for our annual meeting that has previously been mailed or made available to our stockholders. If you previously received a Notice of Internet Availability of Proxy Materials, which we mailed on or about April 22, 2009, you may view the Proxy Statement on our website at www.zapatacorp.com. See “Important Notice Regarding The Availability of Proxy Materials For The Zapata Corporation 2009 Annual Meeting To Be Held July 9, 2009” below.
          Except for the information discussed below, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. This Supplement amends, restates and supersedes our Supplement to Proxy Statement dated June 22, 2009 in its entirety.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ZAPATA CORPORATION 2009 ANNUAL MEETING TO BE HELD JULY 9, 2009
          Stockholders may view the Proxy Statement, this Supplement and our 2008 Annual Report to Stockholders over the Internet by accessing our website under the “Annual Meeting and Materials” heading at www.zapatacorp.com. Information on our website does not constitute part of this Supplement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          On June 17, 2009, Malcolm I. Glazer, Linda Glazer, The Malcolm I. Glazer Family Limited Partnership (the “Glazer LP”), and Avram A. Glazer (collectively, the “Sellers”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, the “Purchasers”), regarding the sale of shares of our common stock held by the Sellers to the Purchasers pursuant to which: (i) the Glazer LP agreed to sell 9,813,112 shares; (ii) Linda Glazer agreed to sell 6,400 shares; (iii) Malcolm Glazer agreed to sell 28,052 shares, and (iv) Avram A. Glazer agreed to sell 41,120 shares, for a price per share of $7.50. In each case, the shares to be sold constitute all of the shares of our common stock beneficially owned by the Sellers. The Share Purchase Agreement also covers the sale of 757,907 shares of common stock of our majority-owned subsidiary, Zap.Com Corporation (“Zap.Com”) to the Purchasers by the Glazer LP (707,907 shares) and Avram Glazer (50,000 shares) for the price of $2.00 in the aggregate.
          In addition, the Sellers have granted to Harbinger Capital Partners LLC (“Harbinger LLC”), the investor representative for the Purchasers, an irrevocable proxy to vote the shares of our common stock owned by them for the election of Avram Glazer and two designees of Harbinger LLC, Philip A. Falcone and Corrine J. Glass, to the Board of Directors at the 2009 Annual Meeting. As a result, the Purchasers may be deemed to beneficially own approximately 51.3% of our outstanding common stock and 1.5% of the outstanding shares of common stock of Zap.Com as of the date hereof. These include the shares of our common stock beneficially owned by Malcolm

Glazer, Linda Glazer, Avram Glazer and the Glazer LP, and the shares of Zap.Com beneficially owned by Avram Glazer, each as reported in the table in the Proxy Statement at pages 16, 17 and 18 under the heading “Security Ownership of Certain Beneficial Owners and Management.” Additionally, as a result of this transaction a change in control may be deemed to have occurred.
          The 3,296,228 shares of our common stock to be acquired by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) under the Share Purchase Agreement may be deemed to be beneficially owned by (i) the Master Fund and (ii) Harbinger LLC, as the investment manager of the Master Fund, and each has shared voting power as to the 3,296,228 shares. The 3,296,228 shares of our common stock to be acquired by Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) under the Share Purchase Agreement may be deemed to be beneficially owned by (i) the Special Situations Fund and (ii) Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), as the general partner of the Special Situations Fund, and each has shared voting power as to the 3,296,228 shares. The 3,296,228 shares of our common stock to be acquired by Global Opportunities Breakaway Ltd. (the “Global Fund”, together with the Master Fund and the Special Situations Fund, the “Funds”) under the Share Purchase Agreement may be deemed to be beneficially owned by (i) the Global Fund, (ii) Global Opportunities Breakaway Management, L.P. (“Breakaway Management”), as the investment manager of the Global Fund and (iii) Global Opportunities Breakaway Management GP, L.L.C. (“Breakaway Management GP”), as the general partner of Breakaway Management, and each has shared voting power as to the 3,296,228 shares. Additionally, the shares held by the Funds may be deemed to be beneficially owned by (i) Harbinger Holdings, LLC (“Harbinger Holdings”), as the managing member of each of Harbinger LLC and HCPSS, and (ii) Philip A. Falcone, as the managing member of Breakaway Management GP and Harbinger Holdings and portfolio manager of each of the Funds, and Harbinger Holdings has shared voting power as to 6,592,456 shares of our common stock to be acquired under the Share Purchase Agreement and Mr. Falcone has shared voting power as to 9,888,684 shares of the Registrant’s common stock to be acquired under the Share Purchase Agreement, constituting approximately 34.2% and 51.3%, respectively, of our outstanding common stock. The mailing address of each of the Master Fund, the Special Situations and the Global Fund is 555 Madison Avenue, 16th Floor, New York, New York, 10022.
          The closing of the transaction is scheduled to take place two business days following the satisfaction or waiver of the closing conditions set forth in the Share Purchase Agreement. These include, but are not limited to the conditions that:
•	the representations and warranties in the agreement are true and correct in all material respects;

•	no actions or government investigations are pending or threatened which seek to restrain the transaction, question its legality or seek damages in connection with any such transactions;

•	all governmental consents, filings and notifications have been obtained or effected;

•	no material adverse changes have occurred in the business, assets, financial condition, results of operations or prospects of the Company or Zap.com;

•	Harbinger LLC’s representatives shall have been elected to the Board of Directors and the following present directors shall have resigned: Avram A. Glazer, Edward S. Glazer, Darcie S. Glazer and Bryan G. Glazer;

•	the shares to be sold represent the same percentage of our issued and outstanding shares (subject only to the exercise of options by persons other than the Sellers) on the closing date as on the date of the Agreement;

•	the other Glazer Family members listed on the schedules to the Agreement, Bryan Glazer, Edward Glazer and Joel Glazer, shall have entered agreements with the Purchasers to sell their shares in the Company and such sale shall occur concurrently with the closing of the transactions contemplated under the Share Purchase Agreement.
Avram Glazer is also agreeing to terminate his options, if any, in the Company and Zap.com without cost.
          The Share Purchase Agreement also requires that the Sellers not take, and requires them to cause the Company not to take, certain actions regarding the Company and its subsidiaries. These include, but are not limited to, the following:
•	operate or take any action outside the ordinary course of business;

•	declare, pay or set aside funds for the payment of any dividends or any other distribution;

•	change the Company’s or its subsidiaries’ authorized capital stock;

•	amend the Articles of Incorporation or bylaws of the Company or its subsidiaries;

•	grant any registration rights;

•	purchase, retire or redeem any shares of any capital stock of the Company or its subsidiaries;

•	enter into or amend the terms of any transactions between the Company or any of its subsidiaries and any immediate family member, affiliate or associate of the Sellers;

•	sell, lease, or otherwise dispose of any asset or property of the Company or its subsidiaries;

•	enter into any loan, mortgage or pledge, or impose any lien or other encumbrance on any assets of the Company or its subsidiaries; or

•	enter into any agreement or commitment to do any of the foregoing.
          The Share Purchase Agreement also provides that no Seller shall (1) vote on or consent to any matter in his or its capacity as a stockholder of the Company or Zap.com except as specifically contemplated by the Share Purchase Agreement, or (2) take any action as a member of the Board of Directors of the Company or Zap.com other than an action (x) that will not result in a failure of any closing conditions of the Share Purchase Agreement and (y) such Seller is advised by counsel he or she must take such action or be in breach of his or her fiduciary duty as a director.
          The information in this Supplement relating to the Share Purchase Agreement and the beneficial ownership of our shares and Zap.Com shares by the Purchasers and the Sellers is based solely on the Schedule 13D’s filed with the Securities and Exchange Commission by the Glazer LP, Malcolm Glazer, Linda Glazer and related beneficial owners on June 19, 2009 and by the Purchasers and related beneficial owners on June 19, 2009, respectively.
Information Regarding Harbinger LLC Designees
Harbinger LLC has disclosed that it intends to vote the shares for which it possesses an irrevocable proxy from the Sellers, for the election of Avram Glazer and two designees of Harbinger LLC, Philip A. Falcone and Corrine J. Glass. Under the terms of the Share Purchase Agreement, at or prior to the closing of that transaction, each of Avram A. Glazer, Edward S. Glazer, Darcie S. Glazer and Bryan G. Glazer are to resign as directors and officers of the Company and its subsidiaries. Harbinger LLC and Mr. Falcone and Ms. Glass have informed the Company that they expect to appoint Lawrence M. Clark, Jr. and Peter A. Jenson to fill two of the vacancies on the Company’s board of directors filled by such resignations and to elect Mr. Falcone to fill the positions of Chairman of the Board and President and Chief Executive Officer on an interim basis and Mr. Jenson as Secretary of the Company.
As a result, it is contemplated that the designees of Harbinger LLC, if elected or appointed as described above, will constitute a majority of the directors of the Company following the closing of that transaction. If the elections, resignations and appointments described above occur, the Company may not be in compliance with the New York Stock Exchange listing requirement that the Company have an audit committee comprised of at least three independent directors.
The names, ages and principal occupations of the persons expected to become directors of the Company are set forth below. Each has consented to serve as a director of the Company, if elected or appointed, and to be named herein.
Philip A. Falcone, age 46, is Chief Investment Officer and Chief Executive Officer of Harbinger Capital Partners. Mr. Falcone formed Harbinger Capital Partners in 2001, and oversees its investment and business functions. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining Harbinger Capital Partners, Mr. Falcone served as Head of High Yield trading for Barclay’s Capital. From 1998 to 2000, he managed Barclays trading operations, including trading distressed and special situations, managing risk exposure of the desk and overseeing the desk trading and analytical team. Mr. Falcone began his career in 1985, trading high yield and distressed securities at Kidder, Peabody & Co. Mr. Falcone received an A.B. in Economics from Harvard University.
Lawrence M. Clark, Jr., age 38, is a Managing Director and Director of Investments of Harbinger Capital Partners. and is responsible for investments in metals, mining, industrials and retail companies, among other sectors. Mr. Clark has served in that position since January 2006 and prior to that was a vice president from October 2002. Prior to joining Harbinger Capital Partners and from April 2001, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P., where he covered financially stressed and distressed industrial, cyclical and energy companies. He has actively participated in several financial restructurings in official and unofficial capacities as both a secured and an unsecured creditor. Prior to moving to the buy side, he was a Vice President in the Distressed Debt and High Yield Research Department at Lazard Freres & Co., LLC from April 2000 to April 2001 and an Associate in Credit Suisse First Boston’s High Yield Research Group from April 1998 through April 2000. Mr. Clark started his investing career as a Junior Analyst in the Corporate Bond Research Department of Salomon Brothers from April 1997 though April 1998. Prior to commencing his career as an investment analyst, he was employed by the Prudential Insurance Company of America from June 1993. Mr. Clark received an MBA from New York University’s Stern School of Business and a B.S. in Finance from Villanova University. He has completed Levels I and II of the Chartered Financial Analyst designation program.
Peter A. Jenson, age 44, is a Managing Director and Chief Operating Officer of Harbinger Capital Partners. Mr. Jenson is responsible for all operational activities of the funds and management companies including, trade operations, portfolio accounting, valuation, treasury and portfolio financing, legal and compliance, information technology, administration and human resources. Prior to joining Harbinger Capital Partners in 2009, Mr. Jenson held similar senior executive positions where he was responsible for finance and administration activities at Citadel Investment Group and Constellation Commodity Group. Mr. Jenson was a Partner at PricewaterhouseCoopers LLP where he was responsible for attestation and consulting activities across a broad spectrum of financial services clients including commercial and international banks, trading organizations and investment companies. Prior to becoming a Partner in 1999, Mr. Jenson held a number of roles at PricewaterhouseCoopers LLP. Mr. Jenson received an MBA from the University of Pennsylvania, Wharton School of Business, and has an Undergraduate Degree in Business from Deakin University. He is a Chartered Accountant in Australia, a Certified Practising Accountant, and a Fellow of The Securities Institute in Australia.
Corrine J. Glass, Esq., age 33, is a Vice President and Assistant Investment Counsel of Harbinger Capital Partners. Ms. Glass is responsible for assisting the investment teams on all deal specific and portfolio-related legal matters. Prior to joining Harbinger Capital Partners in 2008, Ms. Glass worked in the Los Angeles and New York offices of Kaye Scholer LLP, where she was a Senior Associate in the corporate restructuring group. While at Kaye Scholer she represented a wide variety of creditor and trustee entities. Prior to joining Kaye Scholer in September 2002, Ms. Glass worked in the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom from October 2000, where she was an Associate in the bankruptcy group, focusing her practice on the representation of debtors in chapter 11. Ms. Glass received a law degree from Harvard Law School and an A.B. in Economics from the University of California at Berkeley.
There are no family relationships between any of our current officers and directors and the individuals who will become directors and executive officers of the Company upon the effectiveness of the closing of the Share Purchase Agreement described above. The Company is not aware that any of the people listed above or their affiliates is a party adverse to it or has a material interest adverse to it or is otherwise a party to a transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000. The Company is not aware of any material proceeding to which any individuals who will become directors, executive officers or owners of record or beneficially of more than five percent of any class of the Company’s voting securities upon the effectiveness of the closing of the Share Purchase Agreement described above.
Anticipated Beneficial Ownership Information after the Consummation of the Share Purchase Agreement Transactions
The following table sets forth certain information known to us with respect to the beneficial ownership of Zapata Corporation common stock after giving effect to the transactions under the Share Purchase Agreement as described above by (i) each person who is expected to be the beneficial owner of more than five percent (5%) of any class of our voting securities, (ii) each of our anticipated directors and executive officers, and (iii) all of our anticipated directors and executive officers as a group. The information projected in this table is based on the respective parties’ ownership interest in Zapata Corporation as of the date of this Supplement to Proxy Statement and the Amended Notice of Annual Meeting of Stockholders based upon public filings and the resulting shares of Zapata Corporation that parties to the Share Purchase Agreement would be entitled to receive directly and/or indirectly upon the consummation of the transactions contemplated thereby.

Solely for purposes of calculating the number of shares exercisable within 60 days, we have assumed that the transactions under the Share Purchase Agreement will become effective on July 9, 2009.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
Harbinger Capital Partners Master Fund I, Ltd.(1)(2)(5)	3,296,228	17.1%
Harbinger Capital Partners Special Situations Fund, L.P. (1)(3)(5)	3,296,228	17.1%
Global Opportunities Breakaway Ltd. (1)(4)	3,296,228	17.1%
Royce & Associates, LLC(6)	1,988,800	10.3%
River Road Asset Management, LLC(7)	2,026,253	10.5%
Dimensional Fund Advisors LP(8)	1,208,700	6.3%
Philip A. Falcone(1)(9)	9,888,684	51.3%
Corrine J. Glass(1)	0	*
Lawrence M. Clark, Jr.(1)	0	*
Peter A. Jenson(1)	0	*
Leonard DiSalvo(10)	260,000	1.3%
Robert V. Leffler, Jr.(10)	8,000	*
All directors and executive officers of Zapata as a group (6 persons)	10,156,684	52.6%

*	Represents beneficial ownership of less than 1.0%.

(1)	The address for each of these reporting persons is c/o Harbinger Capital Partners LLC (“Harbinger LLC”), 555 Madison Avenue, 16th Floor, New York, New York, 10022.

(2)	Based solely on a Schedule 13D, dated June 19, 2009 and giving effect to the contemplated transactions, Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) is the beneficial owner of 3,296,228 shares of the Company’s common stock, which may also be deemed to be beneficially owned by Harbinger LLC, as the investment manager of the Master Fund, and each has shared voting and dispositive power as to the 3,296,228 shares.

(3)	Based solely on a Schedule 13D, dated June 19, 2009 and giving effect to the contemplated transactions, Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) is the beneficial holder of 3,296,228 shares of the Company’s common stock, which may also be deemed to be beneficially owned Harbinger Capital Partners Special Situations GP, LLC, as the general partner of the Special Situations Fund, and each has shared and dispositive power voting as to the 3,296,228 shares.

(4)	Based solely on a Schedule 13D, dated June 19, 2009 and giving effect to the contemplated transactions, Global Opportunities Breakaway Ltd. (the “Global Fund”, together with the Master Fund and the Special Situations Fund, the “Funds”) is the beneficial holder of 3,296,228 shares of the Company’s common stock, which may also be deemed to be beneficially owned by (i) Global Opportunities Breakaway Management, L.P. (“Breakaway Management”), as the investment manager of the Global Fund and (ii) Global Opportunities Breakaway Management GP, L.L.C. (“Breakaway Management GP”), as the general partner of Breakaway Management, and each has shared voting and dispositive power as to the 3,296,228 shares.

(5)	The shares held by these reporting persons may be deemed beneficially owned by Harbinger Holdings, LLC (“Harbinger Holdings”), as the managing member of each of Harbinger LLC and Special Situations Fund and Harbinger Holdings has shared voting and dispositive power over such shares. Harbinger Holdings disclaims beneficial ownership of the 6,592,456 shares of the Company’s common stock except with respect to its pecuniary interest therein.

(6)	Based solely on a Schedule 13G, dated January 30, 2009, Royce & Associates (“Royce” ), LLC, 1414 Avenue of the Americas, New York, New York 10019, is the beneficial holder of 1,988,800 shares with sole voting power over all 1,988,800 shares. Royce is an investment adviser registered in accordance with SEC rules.

(7)	Based solely on a Schedule 13G, dated February 12, 2009, River Road Asset Management, LLC (“River Road” ), 462 S. 4th St., Ste 1600, Louisville, KY 40202, is the beneficial owner of 1,988,364 shares with sole voting power over 1,475,963 shares. River Road is an investment adviser registered in accordance with SEC rules.

(8)	Based solely on a Schedule 13G, dated February 9, 2009, Dimensional Fund Advisors LP (“Dimensional Fund” ), Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746, is the beneficial owner of 1,208,700 shares with sole voting power over 1,200,700 shares. Dimensional Fund is an investment adviser registered in accordance with SEC rules.

(9)	Based solely on a Schedule 13D, dated June 19, 2009 and giving effect to the contemplated transactions, Philip A. Falcone, as the managing member of Breakaway Management GP and Harbinger Holdings and portfolio manager of each of the Funds may be deemed to beneficially own 9,888,684 shares of the Company’s common stock, constituting approximately 51.3% of its outstanding common stock, and has shared voting and dispositive power as to the 9,888,684 shares. Philip A. Falcone disclaims beneficial ownership of the 9,888,684 shares of the Company’s common stock, except with respect to his pecuniary interest therein.

(10)	Presently reported ownership includes 260,000 and 8,000 shares issuable under options exercisable within 60 days of July 9, 2009 held by Messrs. DiSalvo and Leffler, respectively.
          The information in this Supplement relating to the Harbinger LLC designees has been provided by Harbinger LLC. Please note that the Company is not soliciting proxies for election of the Harbinger LLC designees and makes no recommendation regarding their election to the Board of Directors.
OTHER MATTERS
     As of the date of this Supplement, the Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter properly comes before the meeting, it is intended that proxies in the form previously provided will be voted on the matter in accordance with the discretion of the persons named in the proxy.

Avram A. Glazer,
Chairman of the Board,
President and Chief Executive Officer
Rochester, New York
June 24, 2009